Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER RESULTS

SAN FRANCISCO - May 30, 2019 - Gap Inc. (NYSE: GPS) today reported diluted earnings per share of $0.60 on a reported basis, and $0.24 on an adjusted basis, excluding the gain on sale of a building, costs associated with the company’s planned separation, and costs related to the previously announced specialty fleet restructuring. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

“This quarter was extremely challenging, and we are not at all satisfied with our results. We are committed to improving our execution and performance this year,” said Art Peck, president and chief executive officer, Gap Inc. “We remain confident in our plan to separate into two independently traded public companies in 2020, and we are focused on setting up both companies for long term value creation and profitable growth.”

First Quarter 2019 Comparable Sales Results
The company’s first quarter fiscal year 2019 comparable sales were down 4% compared with a 1% increase last year. Comparable sales by global brand for the first quarter were as follows:

•	Old Navy Global: negative 1% versus positive 3% last year

•	Gap Global: negative 10% versus negative 4% last year

•	Banana Republic Global: negative 3% versus positive 3% last year

For the first quarter ended May 4, 2019:

•	Net sales were $3.7 billion, a decrease of 2% compared with last year.

◦
The translation of foreign currencies into U.S. dollars negatively impacted the company’s net sales for the first quarter of fiscal year 2019 by about $34 million.[1] First quarter net sales details appear in the tables at the end of this press release.

•	Gross profit was $1.34 billion, a decrease of 6% compared with last year.

•	Gross margin was 36.3%, a decrease of 140 basis points compared with last year.

•
Operating margin was 8.5%, an increase of 240 basis points compared with last year. Adjusted operating margin was 3.5%, a decrease of 260 basis points compared with last year. Please see the reconciliation of adjusted operating margin, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

•	The effective tax rate was 24.8% for the first quarter of fiscal year 2019.

•
Diluted earnings per share were $0.60 compared to $0.42 last year. Adjusted diluted earnings per share were $0.24 for the first quarter of fiscal year 2019. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

1The translation impact on net sales is calculated by applying foreign exchange rates applicable for the first quarter of fiscal year 2019 to net sales for the first quarter of fiscal year 2018. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

◦	The company noted that foreign currency fluctuations positively impacted earnings per share for the first quarter of fiscal year 2019 by an estimated $0.01.[2]

•
The company ended the first quarter of fiscal year 2019 with $2.24 billion in merchandise inventory, up about 10% year over year. The company noted that the increase in merchandise inventory was impacted by the acquisition of Janie and Jack, increases in in-transit times, and net store growth year over year.

•	The company repurchased 1.9 million shares for $50 million and ended the first quarter of fiscal year 2019 with 378 million shares outstanding.

•
The company paid a dividend of $0.2425 per share during the first quarter of fiscal year 2019. In addition, on May 22, 2019, the company announced that its Board of Directors authorized a second quarter dividend of $0.2425 per share.

The company ended the first quarter of fiscal year 2019 with $1.2 billion in cash, cash equivalents, and short-term investments. Year-to-date free cash flow, defined as net cash from operating activities less purchases of property and equipment, was negative $136 million compared with negative $204 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

First quarter fiscal year 2019 capital expenditures were $165 million.

The company ended the first quarter of fiscal year 2019 with 3,849 store locations in 44 countries, of which 3,335 were company-operated.

Recent Accounting Pronouncement - Leases
During the first quarter of fiscal 2019, we adopted the new lease accounting standard, ASC 842, using the optional transition method and recorded a decrease to opening retained earnings of $86 million, net of tax, as of the effective date. The adoption of ASC 842 resulted in the recording of operating lease assets and operating lease liabilities of $5.7 billion and $6.6 billion, respectively, as of February 3, 2019. The adoption of ASC 842 did not have a material impact to our Condensed Consolidated Statement of Income or Condensed Consolidated Statement of Cash Flows.

2019 Outlook
Earnings per Share
The company updated its reported diluted earnings per share guidance for fiscal year 2019 to be in the range of $2.04 to $2.14. The company expects its as adjusted diluted earnings per share to be in the range of $2.05 to $2.15.

Comparable Sales
The company now expects comparable sales for fiscal year 2019 to be down low single digits.

2In estimating the earnings per share impact from foreign currency exchange rate fluctuations, the company estimates current gross margins using the appropriate prior year rates (including the impact of merchandise-related hedges), translates current period foreign earnings at prior year rates, and excludes the year-over-year earnings impact of balance sheet remeasurement and gains or losses from non-merchandise-related foreign currency hedges. This is done in order to enhance the visibility of business results excluding the direct impact of foreign currency exchange rate fluctuations.

Effective Tax Rate
The company expects its reported fiscal year 2019 effective tax rate to be about 27%. Excluding certain non-cash tax impacts related to expected restructuring charges, the company expects its adjusted fiscal year 2019 effective tax rate to be about 26%. The effective tax rate may be materially impacted as additional guidance related to the Tax Cuts and Jobs Act of 2017 is issued by the U.S. Treasury Department and Internal Revenue Service.

Share Repurchases
The company continues to expect to repurchase approximately $50 million per quarter through the end of fiscal year 2019.

Capital Expenditures
The company now expects capital spending to be approximately $675 million for fiscal year 2019, which includes about $100 million of expansion costs related to a headquarters building and a buildout of its Ohio distribution center.

Real Estate
The company now expects to close about 30 company-operated stores, net of openings and repositions in fiscal year 2019. The updated guidance reflects about 10 additional store openings for both Old Navy and Athleta. This guidance also includes about 130 closures related to the Gap brand fleet restructuring, the majority of which are expected to close in the fourth quarter of fiscal 2019. The company expects store openings to be focused on Old Navy, Athleta and Gap China locations.

Webcast and Conference Call Information
Tina Romani, Senior Director of Investor Relations at Gap Inc., will host a summary of the company’s first quarter fiscal year 2019 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Ms. Romani will be joined by Art Peck, Gap Inc. president and chief executive officer, and Teri List-Stoll, Gap Inc. executive vice president and chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 2858773). International callers may dial 1-323-794-2078. The webcast can be accessed at www.gapinc.com.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: earnings per share for first half and the full year of fiscal year 2019; comparable sales for fiscal year 2019; effective tax rate for fiscal year 2019; impact of additional guidance related to the Tax Cut and Jobs Act of 2017; share repurchases per quarter through fiscal year 2019; capital expenditures for fiscal year 2019; store openings and closings, net of closures and repositions, and weighting by brand in fiscal year 2019; improvement in Gap brand’s margin trend in fiscal year 2019; dividends and share repurchases in fiscal year 2019; unit inventory comparables in the second quarter and back half of fiscal 2019; sequential improvement in profitability throughout fiscal year 2019; impact from foreign exchange; investing prudently in technology and supply chain initiatives; net sales in fiscal 2019; spread between comparable sales and net sales growth in fiscal 2019; comparable sales and margin trends in the second half of fiscal year 2019; and the benefits, impact and timing of completion of the separation transaction.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on the company’s financial condition, results of operations, and reputation: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial information; the risks associated with our plan to separate into two independent publicly-traded companies, including that the separation may not be completed in accordance with the expected plans or anticipated timeframe, or at all; the risk that our plan to separate into two publicly-traded companies may not achieve some or all of the anticipated benefits; the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the highly competitive nature of the company’s business in the United States and internationally; the risk of failure to maintain, enhance and protect the company’s brand image; the risk of failure to attract and retain key personnel, or effectively manage succession; the risk that the company’s investments in customer, digital, and omni-channel shopping initiatives may not deliver the results the company anticipates; the risk if the company is unable to manage its inventory effectively; the risk that the company is subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in the company’s security measures; the risk that a failure of, or updates or changes to, the company’s information technology systems may disrupt its operations; the risks to the company’s business, including its costs and supply chain, associated with global sourcing and manufacturing; the risk of changes in global economic conditions or consumer spending patterns; the risks to the company’s efforts to expand internationally, including its ability to operate in regions where it has less experience; the risks to the company’s reputation or operations associated with importing merchandise from foreign countries, including failure of the company’s vendors to adhere to its Code of Vendor Conduct; the risk that the company’s franchisees’ operation of franchise stores is not directly within the company’s control and could impair the value of its brands; the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk of foreign currency exchange rate fluctuations; the risk that comparable sales and margins will experience fluctuations; the risk that changes in the company’s credit profile or deterioration in market conditions may limit the company’s access to the capital markets; the risk that trade matters could increase the cost or reduce the supply of apparel available to the company; the risk of changes in the regulatory or administrative landscape; the risk of natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; the risk of reductions in income and cash flow from the company’s credit card arrangement related to its private label and co-branded credit cards; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, and claims.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 30, 2019. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, Athleta, Intermix, Janie and Jack, and Hill City brands. Fiscal year 2018 net sales were $16.6 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Sarah Meron
(415) 427-3145
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	May 4, 2019	May 5, 2018
ASSETS
Current assets:
Cash and cash equivalents	$941	$1,210
Short-term investments	272	164
Merchandise inventory	2,242	2,035
Other current assets	757	778
Total current assets	4,212	4,187
Property and equipment, net	3,129	2,791
Operating lease assets	5,732	—
Other long-term assets	547	607
Total assets	$13,620	$7,585

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$994	$1,072
Accrued expenses and other current liabilities	882	975
Current portion of operating lease liabilities	929	—
Income taxes payable	26	11
Total current liabilities	2,831	2,058
Long-term liabilities:
Long-term debt	1,249	1,249
Long-term operating lease liabilities	5,597	—
Lease incentives and other long-term liabilities (a)	372	1,081
Total long-term liabilities	7,218	2,330
Total stockholders' equity	3,571	3,197
Total liabilities and stockholders' equity	$13,620	$7,585
__________
(a) Beginning in fiscal 2019, lease incentives and other long-term liabilities no longer reflects lease incentives due to the adoption of the new lease accounting standard.

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended
($ and shares in millions except per share amounts)	May 4, 2019	May 5, 2018
Net sales	$3,706	$3,783
Cost of goods sold and occupancy expenses	2,362	2,356
Gross profit	1,344	1,427
Operating expenses	1,028	1,198
Operating income	316	229
Interest, net	14	10
Income before income taxes	302	219
Income taxes	75	55
Net income	$227	$164
Weighted-average number of shares - basic	379	389
Weighted-average number of shares - diluted	381	393
Earnings per share - basic	$0.60	$0.42
Earnings per share - diluted	$0.60	$0.42
Cash dividends declared and paid per share	$0.2425	$0.2425

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	13 Weeks Ended
($ in millions)	May 4, 2019 (b)	May 5, 2018 (b)
Cash flows from operating activities:
Net income	$227	$164
Depreciation and amortization (a)	138	126
Gain on sale of building	(191)	—
Change in merchandise inventory	(83)	(46)
Other, net	(62)	(310)
Net cash provided by (used for) operating activities	29	(66)
Cash flows from investing activities:
Purchases of property and equipment	(165)	(138)
Purchase of building	(343)	—
Purchases of short-term investments	(69)	(167)
Proceeds from sales and maturities of short-term investments	86	3
Proceeds from sale of building	220	—
Purchase of Janie and Jack	(69)	—
Other	—	(7)
Net cash used for investing activities	(340)	(309)
Cash flows from financing activities:
Proceeds from issuances under share-based compensation plans	10	20
Withholding tax payments related to vesting of stock units	(19)	(19)
Repurchases of common stock	(50)	(100)
Cash dividends paid	(92)	(94)
Net cash used for financing activities	(151)	(193)
Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	—	(2)
Net decrease in cash, cash equivalents, and restricted cash	(462)	(570)
Cash, cash equivalents, and restricted cash at beginning of period	1,420	1,799
Cash, cash equivalents, and restricted cash at end of period	$958	$1,229
__________
(a) Fiscal 2018 depreciation and amortization is net of amortization of lease incentives. Beginning in fiscal 2019, amortization of lease incentives is no longer reflected due to the adoption of the new lease accounting standard.
(b) For the thirteen weeks ended May 4, 2019 and May 5, 2018, respectively, total cash, cash equivalents, and restricted cash includes $17 million and $19 million of restricted cash primarily recorded in other current assets and long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	13 Weeks Ended
($ in millions)	May 4, 2019	May 5, 2018
Net cash provided by (used for) operating activities	$29	$(66)
Less: Purchases of property and equipment (a)	(165)	(138)
Free cash flow	$(136)	$(204)
__________
(a) Excludes purchase of building.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED INCOME STATEMENT METRICS FOR THE FIRST QUARTER OF FISCAL YEAR 2019

The following adjusted income statement metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the company's underlying results for the period excluding the impacts of a gain on the sale of a building, separation-related costs, and specialty fleet restructuring costs. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not part of our ongoing operations due to the nature of the adjustments, and management believes that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of results against prior years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

($ in millions)	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Income as a % of Net Sales (c)	Income Taxes	Net Income	Earnings per Share - Diluted
13 Weeks Ended May 4, 2019
GAAP metrics, as reported	$1,028	27.7%	$316	8.5%	$75	$227	$0.60
Adjustment for:
Gain on sale of building	191	5.2%	(191)	(5.2)%	(50)	(141)	(0.37)
Separation-related costs (a)	(4)	(0.1)%	4	0.1%	1	3	0.01
Specialty fleet restructuring costs (b)	(1)	(0.0)%	1	0.0%	—	1	0.00
Non-GAAP metrics	$1,214	32.8%	$130	3.5%	$26	$90	$0.24
__________
(a) Represents the impact of separation-related costs. The costs primarily consist of external adviser fees related to the separation. These costs are expected to become more significant throughout the fiscal year.
(b) Represents the impact of specialty fleet restructuring costs. These costs are expected to become more significant throughout the fiscal year and primarily include lease and employee-related costs.
(c) Operating income as a percentage of net sales was computed individually for each line item; therefore, the sum of the percentages may not equal the total.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR FISCAL YEAR 2019

Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for fiscal year 2019 is provided to enhance visibility into the Company's expected underlying results for the period excluding the estimated impact of specialty fleet restructuring costs and related tax, separation-related costs, and a gain on the sale of a building. However, this non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	52 Weeks Ending February 1, 2020
	Low End	High End
Expected earnings per share - diluted	$2.04	$2.14
Add: Estimated impact of specialty fleet restructuring costs (a)	0.29	0.29
Add: Estimated incremental tax on restructuring costs (b)	0.04	0.04
Add: Estimated impact of separation-related costs (c)	0.05	0.05
Less: Gain on sale of building (d)	(0.37)	(0.37)
Expected adjusted earnings per share - diluted	$2.05	$2.15
__________
(a) Represents the estimated earnings per share impact of estimated costs related to the previously announced specialty fleet restructuring, calculated net of tax at the expected adjusted effective tax rate.
(b) Represents certain non-cash tax impacts related to expected restructuring charges.
(c) Represents the estimated earnings per share impact of estimated costs associated with the Company's planned separation, calculated net of tax at the expected adjusted effective tax rate.
(d) The estimated earnings per share impact of the gain on the sale of a building is calculated net of tax at the expected adjusted effective tax rate.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s first quarter net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global (2)	Other (3)	Total	Percentage of Net Sales
13 Weeks Ended May 4, 2019
U.S. (1)	$1,641	$608	$487	$286	$3,022	82%
Canada	128	69	47	1	245	7%
Europe	—	121	3	—	124	3%
Asia	10	233	26	—	269	7%
Other regions	20	21	5	—	46	1%
Total	$1,799	$1,052	$568	$287	$3,706	100%
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
13 Weeks Ended May 5, 2018
U.S. (1)	$1,590	$680	$479	$269	$3,018	80%
Canada	127	77	50	1	255	7%
Europe	—	135	4	—	139	4%
Asia	12	284	25	—	321	8%
Other regions	16	28	6	—	50	1%
Total	$1,745	$1,204	$564	$270	$3,783	100%
__________

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Beginning on March 4, 2019, Banana Republic Global includes net sales for the Janie and Jack brand.
(3) Primarily consists of net sales for the Athleta and Intermix brands. Beginning in the third quarter of fiscal year 2018, the Hill City brand is also included.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended May 4, 2019
	Store Locations Beginning of Q1	Store Locations Opened	Store Locations Closed	Store Locations End of Q1	Square Feet (millions)

Old Navy North America	1,139	6	1	1,144	18.7
Old Navy Asia	15	1	—	16	0.2
Gap North America	758	1	15	744	7.7
Gap Asia	332	20	14	338	3.1
Gap Europe	152	1	1	152	1.2
Banana Republic North America	556	2	4	554	4.7
Banana Republic Asia	45	2	1	46	0.2
Athleta North America	161	4	—	165	0.7
Intermix North America	36	—	—	36	0.1
Janie and Jack North America (1)	—	—	—	140	0.2
Company-operated stores total	3,194	37	36	3,335	36.8
Franchise	472	46	4	514	N/A
Total	3,666	83	40	3,849	36.8
__________

(1)
On March 4, 2019, we acquired select assets of Gymboree, Inc. related to Janie and Jack. The 140 stores acquired were not included as store openings for fiscal 2019; however, they are included in the ending number of store locations as of May 4, 2019.